Exhibit 99.1

4350 Executive Drive suite #100, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
858-373-1600	323-468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Company Sells Record Number of Handsets, 923,000 for the Quarter

verykool® Product Line Reaches Nearly 10% of Sales

SAN DIEGO, CA, May 8, 2007 – InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced results for the first quarter ended March 31, 2008.

“Sales for the quarter were strong, considering the seasonality that impacts our industry in the first quarter,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “During the quarter we sold a quarterly record 923,000 handsets, an increase of 53% over the same quarter last year. Sales were driven by continued solid relationships with our OEM partners, Samsung and LG, as well as an increased contribution from our proprietary line of verykool® handsets. Sales from the verykool® line comprised nearly 10% of our sales during the quarter, underscoring our commitment to diversify products, markets and customer base.”

“Our results this quarter demonstrate our commitment to executing on our strategy. We remain focused on returning to profitability and are working with our vendors, both existing and new, OEM and proprietary, to better manage our inventory levels and reduce overall expenses related to the manufacturing process of our verykool® line. We expect to see the positive impact of these efforts in the later half of 2008.”

“Looking forward, we will further enhance our verykool® line-up with products featuring advanced GSM and 3G technologies. The introduction and shipping of these new verykool® products is anticipated to drive improved results in the coming quarters” Mr. Ram added.

First Quarter Results

Net sales in the first quarter of 2008 were $68.3 million, compared to $58.4 million in the first quarter of 2007. South America sales represented 69% of net sales or $46.8 million, compared to $35.4 million in the same quarter of last year, an increase of 32%. Central America sales represented 31% of net sales or $21.4 million, compared to $10.9 million in the first quarter of 2007, an increase of 97%. United States sales represented less than 1% of net sales or $141,000, compared to $12.2 million in the first quarter of 2007, a decrease of 99%. Due to the consolidation of United States RSA carriers, the company’s domestic expectations for the remainder of 2008 are limited to opportunistic sales. The sales levels in Central and South America continue to be strong, outpacing industry growth in the first quarter.

Approximately 923,000 units were shipped in the first quarter of 2008, a 53% increase year-over-year. Average selling price per unit decreased 20% year-over-year primarily due to the introduction of lower priced handsets by the company’s OEM vendors.

Gross profit for the first quarter of 2008 increased 12% to $3.5 million, or 5.2% of net sales, as compared to $3.1 million, or 5.4% of net sales for the first quarter of 2007.

Loss from operations for the quarter was $736,000 compared to $882,000 for the same quarter of 2007. Interest expense, a component of other income (expense), was $188,000 for the quarter, as compared to $55,000 of interest expense for the quarter ended March 31, 2007. The increase in interest expense was primarily the result of higher levels of accounts receivable due to the increase in sales and the timing of those sales within the quarter, as well as the additional inventory carrying cost required to meet the increased sale volumes, as compared to 2007.

Net loss for the first quarter of 2008 was $413,000 or $0.03 per share, compared to a net loss of $558,000 or $0.04 per share in the same quarter a year ago.

InfoSonics ended the quarter with quick assets (cash and accounts receivable) of $63.8 million and working capital (current assets minus current liabilities) of $32.9 million. The increase in sales during the quarter helped to reduce the inventory levels and the timing of those sales resulted in an increase of accounts receivable.

In addition, InfoSonics recently announced a new credit facility with Wells Fargo Century, providing up to $45 million, based upon accounts receivable and inventory.

Investor Conference Call

InfoSonics management will host a conference call today, Thursday, May 8, 2008, at 1:30 pm PST (4:30 pm EST) to review the first quarter financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (888) 679-8033 and giving the pass code, 77479781. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties. These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) dependency on Latin American sales; (19) uncertain political and economic conditions internationally; (20) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (21) the resolution of any litigation against the company; (22) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products and (23) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2007; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$2,874,488	$20,750,800
Trade accounts receivable, net of allowance for doubtful accounts of $726,315 (unaudited) and $558,342	60,163,216	43,748,166
Inventory, net of reserves of $497,556 (unaudited) and $580,438	16,171,474	20,547,273
Prepaid inventory	2,669,649	461,990
Prepaid expenses	130,038	124,449
Prepaid taxes	1,234,993	1,227,449
Net assets of discontinued operations	4,209	4,209
Deferred tax assets - current	1,270,757	1,203,417
Total current assets	84,518,824	88,067,753

Property and equipment, net	1,362,977	1,544,550
Intangible assets	504,000	504,000
Deferred tax assets – non-current	1,807,150	1,401,671
Other assets	118,547	165,828
Total assets	$88,311,498	$91,683,802

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$26,466,350	$26,755,100
Accounts payable	22,351,567	26,710,664
Accrued expenses	2,800,043	1,112,481
Income taxes payable	41,201	80,675
Total current liabilities	51,659,161	54,658,920

Deferred tax liability – non-current	-	-
Total liabilities	51,659,161	54,658,920

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,819,781 and 14,647,067 shares issued and outstanding	14,820	14,647
Additional paid-in capital	31,548,662	31,505,990
Accumulated other comprehensive (loss)	(33,399)	(31,190)
Retained earnings	5,122,254	5,535,435

Total stockholders’ equity	36,652,337	37,024,882
Total liabilities and stockholders’ equity	$88,311,498	$91,683,802

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended March 31, (unaudited)
	2008	2007

Net sales	$68,307,619	$58,403,610
Cost of sales	64,787,036	55,254,746

Gross profit	3,520,583	3,148,864
Operating expenses	4,256,675	4,031,293

Operating income (loss)	(736,092)	(882,429)

Other income (expense)
Interest income (expense)	(187,869)	(55,472)

Operating income (loss) before provision for income taxes	(923,961)	(937,901)
Provision (benefit) for income taxes	(510,780)	(379,768)

Net income (loss)	$(413,181)	$(558,133)

Basic earnings (loss) per share
Net Income (loss)	$(0.03)	$(0.04)
Diluted earnings (loss) per share
Net Income (loss)	$(0.03)	$(0.04)

Basic weighted-average number of common shares outstanding	14,758,413	14,318,912

Diluted weighted-average number of common shares outstanding	14,758,413	14,318,912